Exhibit 99.1

Independent Director Compensation Schedule

Annual Fee

Each independent director will receive an annual cash retainer in the amount of $20,000.00, paid quarterly in arrears, commencing on October 1, 2006 for service on the Board of Directors of MMC Energy, Inc. (the “Company”).

Meeting Fees

For each Board of Directors and committee meeting attended in person, an independent director will receive $500.00; provided that a committee member shall not be compensated for attendance at any committee meeting if such director is already entitled to compensation for attending a Board of Directors meeting held the same day.

Finance Committee Chair

The chair of the Finance Committee of the Board of Directors of the Company will receive an annual cash retainer of $10,000.00.

Audit Committee Chair

The chair of the Audit Committee of the Board of Directors of the Company will receive an annual cash retainer of $10,000.00.

Other Committee Chairs

The chair of each committee of the Board of Directors of the Company, excluding the Finance Committee and the Audit Committee, will receive an annual cash retainer of $6,000.00.

Lead Independent Director

The lead independent director of the Board of Directors of the Company will receive an annual cash retainer of $6,000.00.

Initial Independent Director Payments

         Three of the Company’s independent directors shall also be entitled to a one time payment of $3,000.00 each for services rendered prior to October 1, 2006. The lead independent director shall be entitled to a one time payment of $15,000.00 for services rendered in that capacity prior to October 1, 2006.